Exhibit 3.29

AMENDED AND RESTATED LLC AGREEMENT

OF

AMSEC LLC

This AMENDED AND RESTATED LLC AGREEMENT (this “Agreement”), effective as of the 13 day of July, 2007, amends and restates the existing Amended and Restated LLC Agreement of AMSEC LLC, as amended to date, in its entirety and has been entered into by Fleet Services Holding Corp., a Delaware corporation (the “Member”).

1. Name, Business and Address.

(a) The Member is now the sole member of AMSEC LLC, a Delaware limited liability company (the “Company”) originally formed on April 14, 1999 under the Delaware Limited Liability Company Law (the “LLC Law”), for the purpose of engaging in any business of any kind necessary to, in connection with, related to or incidental to such purposes as the Member shall from time to time deem desirable.

(b) The principal office of the Company shall be at 2829 Guardian Lane, Virginia Beach, Virginia 23452, or such other place as the Member may from time to time designate.

2. Member. The sole responsibility for managing the business and affairs of the Company, except as otherwise provided herein or in the LLC Law, shall be vested in the Member. Voting power shall be vested solely in the Member, and all matters requiring a vote of Members pursuant to this Agreement or the LLC Law shall be determined by the vote or approval of the Member.

3. Managers; Officers.

(a) Managers.

(i) One or more Managers shall be appointed by the Member from time to time, to serve until removed by the Member.

(ii) Irwin F. Edenzon shall be the initial and sole Manager of the Company and shall have exclusive authority to manage and direct the business and affairs of the Company, except to the extent the LLC Law or this Agreement require action by the Member on particular matters, and except in the case of approving contracts, agreements, undertakings or other written obligations, which shall be subject to limits set by the Member.

(b) Election of Officers; Term. The officers of the Company shall consist of a President, a Chief Financial Officer, a Treasurer, a Secretary and such other officers, including assistant and subordinate officers, as may be appointed from time to time by the Member or the Manager (collectively, the “Officers”). All officers shall hold office until removed by the

Member or the Manager may determine. No officer may act in more than one capacity in the execution of a document or on a matter with respect to which the action of two or more officers is required.

(c) Removal of Managers or Officers; Vacancies. Any Manager or Officer of the Company may be removed summarily with or without cause, at any time, by the Member or the Manager. Vacancies may be filled by the Member or the Manager.

(d) Duties. The day-to-day operations of the Company shall be directed by the President, subject to the supervision and general policy direction of the Manager. The President shall have authority to make all decisions and take all actions necessary or appropriate to conduct such operations, but in the case of approving and executing contracts, agreements, undertakings or other written obligations, only within the limits set by the Manager. The other Officers of the Company shall have such authority as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or as from time to time shall be conferred by the Manager. The Manager shall determine the compensation of all the Officers.

4. Term. The term of the Company shall be perpetual, except that the Company shall be dissolved upon the first to occur of any of the following events:

(a) The election of the Members to dissolve and terminate the Company;

(b) The entry of a decree of judicial dissolution under § 18-802 of the LLC Law; or

(c) The automatic cancellation of the Company’s certificate pursuant to § 18-1108 of the LLC Law.

5. Capital. The Member may contribute such capital, in cash or other property, as it so chooses in its sole discretion. No additional capital contributions shall be required unless the Member consents thereto in writing.

6. Bank Accounts. Any two of the Officers, acting jointly, are authorized to open commercial banking accounts for and in the name of the Company throughout the United States, at any time and from time to time.

7. Voting of Shares. Unless otherwise provided by resolution of the Member, the Manager, the President or the Secretary (the “Authorized Officers”) may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name and on behalf of the Company, to cast any vote which the Company may be entitled to cast as a shareholder or otherwise in any other corporation, partnership, limited liability company, joint venture or other entity, any of whose securities may be held by the Company, at meetings of the holders of the shares or other securities of such other corporation, partnership, limited liability company, joint venture or other entity, or to consent in writing to any action by any such other corporation, partnership, limited liability company or joint venture. The Authorized Officer making such appointment shall instruct the person or persons so appointed as to the manner of casting such and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as such Authorized Officer may deem necessary or proper in the circumstances. In lieu of such appointment, any Authorized Officer may himself or herself either (i) attend any meetings of the holders of shares or other securities of any such other corporation, partnership, limited liability company, joint venture or other entity and there vote or exercise any or all power of the Company as the holder of such shares or other securities of such other corporation, partnership, limited liability company or joint venture, or (ii) execute a consent in writing in lieu of any action at a meeting.

8. Distributions. Any cash or other property of the Company not required for the operation of the Company shall be distributable to the Member at such times and in such amounts as determined by the Member.

9. Transferability of Interests. The Member may transfer, sell, assign, mortgage, grant a lien on, give or otherwise dispose of, whether voluntarily or by operation of law, at judicial sale or otherwise, all or any part of its interest in the Company (“Membership Interest”); provided, however, that (i) no transferee shall become a member without the specific consent of the Member and (ii) there shall not at any time be more than one member until this Agreement is amended to provide generally (in addition to Section 11 hereof) for having more than one member. If, in connection with any such transfer, less than 100% of the Membership Interest of the Member is transferred, then this Agreement shall be amended to include appropriate provisions, including those relating to partnership accounting and tax issues, necessary to address the fact that the Company has more than one Member.

10. Liquidation. Any net proceeds from the sale, exchange or other disposition (including a disposition pursuant to foreclosure or deed in lieu of foreclosure) of the assets of the Company following the dissolution of the Company shall be distributed to the Member.

11. Tax Classification. The Member intends that the Company be disregarded for federal tax purposes as long as there is only one Member, and that if there is ever more than one Member or more than one owner of the Company as determined for federal income tax purposes, that the Company be classified as a partnership for federal income tax purposes and this Agreement shall be interpreted accordingly.

12. Limited Liability. Neither the Member nor any Manager, officer or agent of the Company (including a person having more than one such capacity) shall be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a member, Manager, officer or agent of the Company or acting (or omitting to act) in such capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Company. Neither the Member nor any Manager, officer or agent of the Company shall be personally liable to the Company for damages for any breach of duty owed to the Company; provided that, in the case of any officer, this Section 12 shall not eliminate the liability of such person if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions involved willful misconduct or a knowing violation of law.

(a) The Company shall indemnify the Member or any Manager or officer of the Company (as such, an “Indemnified Party”) who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a “Proceeding”), including a Proceeding brought on behalf of the Member, because such Indemnified Party is or was a member, Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, trustee, partner or officer of another entity, against any liability and reasonable expenses (including reasonable attorneys’ fees) incurred by such Indemnified Party in connection with such Proceeding unless a judgment or other final adjudication adverse to such Indemnified Party establishes that his or her acts were the result of willful misconduct or a knowing violation of law. No amendment of this Section 13 shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.

(b) The Company shall make advances or reimbursements for reasonable expenses (including attorneys’ fees) incurred by any Indemnified Party claiming indemnification under this Section 13, unless it has been determined that such Indemnified Party is not entitled to indemnification because of a failure to meet the standards set forth in this Section 13. Such advances or reimbursements shall be conditioned upon receipt from the Indemnified Party claiming indemnification of a written undertaking to repay the amount of such advances or reimbursements if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(c) The determination that indemnification under this Section 13 is permissible, and of the reasonableness of expenses and attorney’s fees, shall be determined by the Member. These determinations may be made before or after a claim for indemnification is made.

(d) No Indemnified Party shall be entitled to indemnification pursuant to this Section 13 to the extent such Indemnified Party is entitled to indemnification by or from another person or entity, including an insurer.

(e) The Company may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Section or to indemnify the Member or the officers directly.

15. No Third Party Beneficiary. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of the Member to make capital contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and the Company and their respective successors and permitted assigns.

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be effective as of the date first set forth above.

FLEET SERVICES HOLDING CORP.

By:	/s/ Irwin F. Edenzon
	Name:	Irwin F. Edenzon
	Title:	President